Exhibit 99.2
NEWS RELEASE
FOR IMMEDIATE RELEASE

CONTACT:	Investor Inquiries
Megan Meloni
StemCells, Inc.
(650) 475-3100, ext. 105
STEMCELLS, INC. ANNOUNCES $12.5 MILLION EQUITY FINANCING
     PALO ALTO, Calif., October 28, 2009 — StemCells, Inc. (NASDAQ: STEM) announced today that it has entered into an agreement to raise approximately $12.5 million in gross proceeds through the sale of approximately 10 million shares of its common stock to selected institutional investors at a price of $1.25 per share. The investors will also receive warrants to purchase approximately four million shares of common stock at an exercise price of $1.50 per share. The shares and warrants are being offered as a registered direct offering under the Company’s effective shelf registration statement previously filed with the Securities and Exchange Commission (SEC). StemCells, Inc. expects to receive total proceeds, net of offering expenses and placement agency fees, of approximately $11.9 million.
     The offering is expected to close on November 2, 2009, subject to customary closing conditions. The net proceeds of the financing will be used for general corporate purposes, including working capital, product development and capital expenditures, as well as for other strategic purposes.
     Chardan Capital Markets, LLC served as the placement agent. The securities will be offered by means of a prospectus supplement and accompanying prospectus, forming a part of the effective registration statement, a copy of which may be obtained, when available, at the SEC’s website at http://www.sec.gov.
     This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About StemCells, Inc.
     StemCells, Inc. is focused on the development and commercialization of cell-based technologies. In its cellular medicine programs, StemCells is targeting diseases of the central nervous system and liver. StemCells’ lead product candidate, HuCNS-SC® cells (purified human neural stem cells), is in clinical development for the treatment of two fatal neurodegenerative disorders that primarily affect young children. StemCells also markets specialty cell culture media products under the brand SC Proven®, and is developing its cell-based technologies for use in drug screening and drug development. Further information about StemCells is available at www.stemcellsinc.com.
     Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”); the Company’s intention to complete the offering and the expected use of net proceeds; the development and commercialization of the Company’s cell-based technologies; clinical development of its HuCNS-SC cells; and the prospects for the Company to pursue non-therapeutic applications of its cell-based technologies. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward- looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties, including that the proposed offering is subject to market conditions and other factors and to other risks and uncertainties to which the Company is subject, including those described under the heading “Risk Factors” disclosed in Part I, Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.
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3155 Porter Drive • Palo Alto, CA 94304 • Phone 650.475.3100 • Fax 650.475.3101
www.stemcellsinc.com